Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/01/2005	$20,000	Falcon Asset Securitiztion	2.790%	05/03/2005
04/13/2005	35,000	Windmill Funding Corp	2.890	05/19/2005
04/15/2005	20,000	Clipper Receivables Comp	2.910	05/16/2005
04/20/2005	16,050	CC USA Inc	2.940	05/23/2005
05/06/2005	15,300	Stanfield Victoria Fin.	5.000	05/15/2006
06/20/2005	25,000	Amsterdam Funding Corp	3.220	07/21/2005
06/28/2005	30,000	Toronto Dominion Bank	3.795	07/28/2006
07/29/2005	10,000	Dorada Finance Inc	3.600	10/31/2005
08/16/2005	30,000	Clipper Receivables Corp	3.530	09/22/2005
08/29/2005	13,000	Greyhawk Funding LLC CP	3.590	09/28/2005
10/05/2005	65,000	Clipper Receivables Corp	3.810	11/09/2005
10/21/2005	41,000	Greyhawk Capital Corp.	4.100	01/23/2006
11/08/2005	47,505	Barton Capital Corp	4.170	01/12/2006
11/18/2005	45,000	Barton Capital Corp	4.160	01/05/2006
12/09/2005	16,000	Dorada Finance Inc	4.400	03/06/2006